[ANDERSEN LOGO]

April 11, 2002	Arthur Andersen LLP Suite 1100 101 Second Street San Francisco, CA 94105-3601 Tel. 415 648 8200 www.andersen.com
Office of the Chief Accountant Securities and Exchange Commission 450 Fifth Street, N.W. Washington, D.C. 20549

Dear Sir:

        We have read Item 4 included in the Form 8-K dated April 11, 2002 of Westaff, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP

cc: Mr. Dirk Sodestrom, CFO, Westaff, Inc.